Exhibit 99.1

Appliance Recycling Centers of America, Inc.

7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
Edward R. (Jack) Cameron (952) 930-9000

Appliance Recycling Centers of America Enters Agreement

to Provide Services for Wisconsin Public Power Inc.

Minneapolis, MN—December 14, 2004—Appliance Recycling Centers of America, Inc. (OTC BB: ARCI) today announced that it has signed an agreement with Wisconsin Public Power Inc. (WPPI) to provide appliance recycling services through 2005.  WPPI, a statewide power company owned by 37 municipalities that operate electric utilities, supplies power to 145,000 homes and businesses throughout Wisconsin.

Edward R. (Jack) Cameron, president and chief executive officer, said, “WPPI’s decision to offer appliance recycling program services to its members is a good indication of the benefits utilities realize when energy-inefficient appliances are removed from operation.  We are pleased by the number of WPPI’s member utilities that have chosen to participate in the residential appliance recycling program at its onset and are encouraged by the potential for expansion as additional member utilities consider adding the program to their mix of energy-efficiency measures.  Wisconsin residents who are given the opportunity to participate not only save money on their electricity bills, but also contribute to energy conservation and environmental protection.”

About ARCA

ARCA is the nation’s largest recycler of major household appliances for the energy conservation programs of electric utilities.  Through its ApplianceSmart (www.ApplianceSmart.com) operation, ARCA is also one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire, and Whirlpool. These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel. ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of December 2004, ApplianceSmart was operating eleven factory outlets: four in the Minneapolis/St. Paul market; three in the Columbus, Ohio market; two in the Atlanta market; one in the Los Angeles market; and one in the San Antonio, Texas market.

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Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to: the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

Visit our web site at www.arcainc.com